Exhibit 99.1
Tesoro Corporation and Tesoro Logistics LP Announce New Executive Appointment

SAN ANTONIO - February 3, 2016 - Tesoro Corporation (NYSE: TSO) announced today that Kim K.W. Rucker will join Tesoro as Executive Vice President, General Counsel and Secretary, effective March 14, 2016.

Charles S. Parrish, who has served as the Company’s General Counsel since March 2005 and as an Executive Vice President of the Company since April 2009, has announced his plans to retire. “I want to recognize and thank Chuck for his many contributions to Tesoro. Few employees are able to make as big of an impact as Chuck has during his 22 year career with the Company,” said Tesoro Chairman, President and CEO Greg Goff.

Ms. Rucker most recently served as Executive Vice President, Corporate and Legal Affairs, General Counsel and Corporate Secretary of Kraft Foods Group, Inc. from October 2012 until July 2015. Kraft Foods Group, Inc. is one of North America’s largest consumer packaged food and beverage companies. She was responsible for Kraft’s legal, corporate, communications and government affairs organizations. Prior to that, Ms. Rucker served as Avon Products, lnc,’s Senior Vice President, General Counsel and Chief Compliance Officer, and led Avon’s global legal operation, including corporate governance, litigation, government affairs and intellectual property. Ms. Rucker also served as Senior Vice President, Secretary and Chief Governance Officer of Energy Future Holdings Corp. (formerly TXU Corp.), an energy company, from 2004 to 2008. She was also Corporate Counsel for Kimberly-Clark Corporation and a Partner in the Corporate & Securities group at Sidley Austin LLP in Chicago.

Ms. Rucker is also member of the Board of Directors for Lennox International Inc. Ms. Rucker holds a bachelor of business administration degree in economics from the University of Iowa, a law degree from the Harvard Law School and a master’s in public policy from the John F. Kennedy School of Government at Harvard University.

“Kim is an accomplished executive with a breadth of diverse experiences and a strong track record of delivering results. I am very pleased to have her join Tesoro and our leadership team at this exciting time for our Company,” said Goff.

Tesoro Corporation, a Fortune 100 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates six refineries in the western United States with a combined capacity of over 875,000 barrels per day and ownership in a logistics business, which includes a 36% interest in Tesoro Logistics LP (NYSE: TLLP) and ownership of its general partner. Tesoro's retail-marketing system includes over 2,300 retail stations under the ARCO®, Shell®, Exxon®, Mobil®, USA Gasoline™ and Tesoro® brands.

Contact:

Investors:
Sam Ramraj, Vice President, Investor Relations, (210) 626-4757

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702